EXHIBIT 23.1

              CONSENT AND ACKNOWLEDGMENT OF INDEPENDENT ACCOUNTANTS

         We consent to the incorporation by reference in this Registration Statement on Form S-8 of American Medical Alert Corp. of our report dated April 13, 2001, relating to the consolidated financial statements which appear in American Medical Alert Corp.'s Annual Report to shareholders on Form 10-KSB, as amended, for the fiscal year ending December 31, 2000.

         We acknowledge the incorporation by reference in this Registration Statement on Form S-8 of American Medical Alert Corp. of our report dated May 10, 2001, included as an exhibit on Form 10-QSB for the quarter ended March 31, 2001, and of our report dated August 10, 2001, included as an exhibit on Form 10-QSB for the quarter ended June 30, 2001.


/s/ MARGOLIN, WINER AND EVENS LLP
MARGOLIN, WINER AND EVENS LLP
Garden City, New York
September 21, 2001